Exhibit 99.62

SPRINT NEXTEL CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

May 20, 2013

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Chief Executive Officer

Fax: (425) 505-6505

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of December 17, 2012, by and among Clearwire Corporation, a Delaware corporation (“Clearwire”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”), and Collie Acquisition Corp., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

The Board of Directors of Sprint has authorized and approved an increase in the Merger Consideration to $3.40 in cash, without interest. Attached is a draft amendment reflecting this increase for Clearwire’s consideration as well as an adjournment of the Company Stockholders’ Meeting to either May 29, 2013 or May 30, 2013. Sprint has sought and obtained the consent of SoftBank Corp. (“SoftBank”) and its affiliates to the draft amendment as required under Sprint’s existing merger agreement with SoftBank and its affiliates and the related consent and agreement Sprint entered into with SoftBank and its affiliates in connection with the Merger Agreement. Sprint intends to issue a press release before the market opens on Tuesday, May 21, 2013 publicly disclosing the proposed increase in the Merger Consideration and the related proposed adjournment of the Company Stockholders’ Meeting. This proposed increase in the Merger Consideration represents Sprint’s best and final offer.

We look forward to working with you and your counsel to implement the foregoing. Please feel free to call me with any questions

[Signature page follows]

SPRINT NEXTEL CORPORATION

/s/ Charles Wunsch
By:	Charles Wunsch
Title:	General Counsel, Senior Vice President and Corporate Secretary

cc:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention:        Legal Department

Fax:    (425) 216-7776

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:        David Fox

                        Joshua N. Korff

                        David Feirstein

Fax:    (212) 446-4640

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:        Robert E. Spatt

                        Marni J. Lerner

Fax:    (212) 455-2502